As filed with the Securities and Exchange Commission on November 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METLIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4075851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Park Avenue

New York, New York 10166-0188

(Address of Principal Executive Offices) (Zip Code)

MetLife Non-Management Director Deferred Compensation Plan

(Full title of the plan)

Ricardo A. Anzaldua, Esq.

Executive Vice President and General Counsel

MetLife, Inc.

200 Park Avenue

New York, New York 10166-0188

(212) 578-9500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Obligations under the MetLife Non-Management Director Deferred Compensation Plan (the “Plan”)	$10,000,000	100%	$10,000,000	$1,159.00

(1)	The obligations under the Plan are unsecured general obligations of MetLife, Inc. (the “Company”) to pay deferred compensation in accordance with the terms of the Plan. Some of these obligations represent deferred compensation payable in shares of common stock of the Company (“Shares”) originally granted under plans other than the Plan. The issuance of such Shares following the end of the deferral period provided under the Plan is subject to the registration statements related to those other plans rather than this registration statement. The other obligations under the Plan are deferred cash compensation.

(2)	This amount is estimated solely for the purpose of determining the registration fee.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference and made a part hereof:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2015; and

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2015, not including any portions of those reports that were furnished or otherwise not deemed filed.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement; provided, however, that the Company is not incorporating by reference any information furnished under Items 2.02 or Item 7.01 in any Current Report on Form 8-K. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

The Company provides individuals who are eligible under the Plan the opportunity to defer receipt of a portion of their compensation from the Company for their services as directors of the Company in accordance with the terms of the Plan. The obligations under the Plan (the “Obligations”) are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of the deferred accounts of an individual who has deferred compensation under the Plan (a “Participant”) as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Company. The Plan provides directors an opportunity to defer compensation payable in the form of Shares granted under Company plans other than the Plan, as well as compensation payable in cash. The Obligations created by deferral of compensation granted in Shares remain payable solely in Shares. The issuance of Shares following the end of the deferral period under the Plan is subject to the registration statement related to those other plans rather than this registration statement. The Obligations created by deferral of cash compensation are payable in United States dollars after adjustment to reflect simulated investment returns (positive and negative) in accordance with the Participant’s selection of simulated investments or otherwise as determined under the Plan.

The Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

The amount of compensation to be deferred by each Participant is determined in accordance with the Plan based on elections by each Participant. Each Obligation is payable based on a date selected by each Participant in accordance with the terms of the Plan (or on the date of termination of the Participant’s service, if earlier) in either a lump sum or up to fifteen annual installments.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution or as required to comply with a domestic relations order or any other applicable laws. Payments due after the death of the Participant are made to the beneficiary designated by the Participant under the Plan, or if there has been no designation, to the Participant’s estate in a lump sum.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities which may be issued by the Company pursuant to the Plan will be passed upon for the Company by Stephen Gauster, Esq., Chief Counsel – General Corporate of MetLife Group, Inc., who has acted as counsel for the Company. Mr. Gauster is paid a salary by MetLife Group, Inc., which is an affiliate of MetLife, Inc., is a participant in various employee benefit plans offered by MetLife, Inc. and its affiliates to employees generally and is paid equity-based compensation in accordance with the compensation programs of MetLife, Inc.

Item 6. Indemnification of Directors and Officers.

The Company’s directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and (in the case of the Company’s directors) the MetLife, Inc. Director Indemnity Plan. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The stockholders of the Company, the Board of Directors, by a majority vote of a quorum of disinterested directors or by determination of a committee of disinterested directors appointed by the Board, or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification satisfied the applicable standard of conduct set forth in the Delaware General Corporation Law and the Amended and Restated By-Laws of the Company. In addition, the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them by reason of their being “or in the capacity as” directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index of this registration statement, which index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18th day of November, 2016.

METLIFE, INC.

By:	/s/ Ricardo A. Anzaldua
	Name:	Ricardo A. Anzaldua
	Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below under the heading Signatures for Registration Statement hereby individually, and not jointly with the other signatories, constitutes and appoints Ricardo A. Anzaldua, Executive Vice President and General Counsel, John C. R. Hele, Executive Vice President and Chief Financial Officer, and John McCallion, Executive Vice President and Treasurer, or any of them and their respective successors from time to time in the offices of General Counsel, Chief Financial Officer, or Treasurer, as the case may be, as such person’s true and lawful attorney-in-fact and agent for such person and in such person’s name, place and stead, in any and all capacities, to sign individually and not collectively, (i) any and all amendments, including post-effective amendments, to this registration statement and to file each or any of the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and (ii) any and all other instruments which any of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act of 1933, as amended, the rules, regulations, and requirements of the Commission and Blue Sky or other state securities laws and regulations, and does hereby grant unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof. This Power of Attorney does not revoke any prior powers of attorney.

SIGNATURES FOR REGISTRATION STATEMENT

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Cheryl W. Grisé	Director	November 18, 2016
Cheryl W. Grisé

/s/ Carlos M. Gutierrez	Director	November 18, 2016
Carlos M. Gutierrez

/s/ David L. Herzog	Director	November 18, 2016
David L. Herzog

/s/ R. Glenn Hubbard	Director	November 18, 2016
R. Glenn Hubbard

/s/ Alfred F. Kelly, Jr.	Director	November 18, 2016
Alfred F. Kelly, Jr.

/s/ Edward J. Kelly, III	Director	November 18, 2016
Edward J. Kelly, III

/s/ William E. Kennard	Director	November 18, 2016
William E. Kennard

/s/ James M. Kilts	Director	November 18, 2016
James M. Kilts

/s/ Catherine R. Kinney	Director	November 18, 2016
Catherine R. Kinney

/s/ Denise M. Morrison	Director	November 18, 2016
Denise M. Morrison

NAME	TITLE	DATE

/s/ Kenton J. Sicchitano	Director	November 18, 2016
Kenton J. Sicchitano

/s/ Lulu C. Wang	Director	November 18, 2016
Lulu C. Wang

/s/ Steven A. Kandarian Steven A. Kandarian	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 18, 2016

/s/ John C. R. Hele	Executive Vice President and	November 18, 2016
John C. R. Hele	Chief Financial Officer (Principal Financial Officer)

/s/ Peter M. Carlson	Executive Vice President	November 18, 2016
Peter M. Carlson	and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

4.1	MetLife Non-Management Director Deferred Compensation Plan (as amended and restated, effective January 1, 2005).

5.1	Opinion of Stephen Gauster, Esq., Chief Counsel-General Corporate of MetLife Group, Inc., who has acted as counsel for the Company, regarding the validity of the securities registered hereunder.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Stephen Gauster, Esq., Chief Counsel-General Corporate of MetLife Group, Inc., an affiliate of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).